EXHIBIT 10
NON-NEGOTIABLE PROMISSORY NOTE
July 29, 2016
$20,000,000                                                                                                                      Rockville, Maryland
FOR VALUE RECEIVED, Emergent BioSolutions Inc., a Delaware corporation ("Maker"), promises to pay to Aptevo Therapeutics Inc., a Delaware corporation ("Holder"), by wire transfer of immediately available funds to an account designated in writing by Holder at least two Business Days prior to the Payment Date (as defined below), the principal sum of $20,000,000, payable on the Payment Date.  "Payment Date"  means a date specified in a written notice delivered by Holder to Maker that is (a) at least 60 days after the date of delivery of such written notice and (b) between the date that is six (6) months after the Distribution Date and the first (1st) anniversary of the Distribution Date.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Separation Agreement (as defined below).
No interest shall accrue on this Note.
This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):
(1)	default in the payment when due of any amounts owing under this Note which default continues for a period of three (3) Business Days;
(2)	the liquidation or dissolution of Maker;
(3)
the institution against Maker of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within 90 days of filing; or

(4)
the institution by Maker of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by Maker of a composition or an assignment or trust mortgage for the benefit of creditors.

This Note may be prepaid in whole or in part at any time or from time to time.  Any such prepayment shall be without premium or penalty.
The provisions of Article VIII and Article XI (except Section 11.3) of the Separation and Distribution Agreement entered into or to be entered into between Maker and Holder (the "Separation Agreement") are incorporated herein by this reference, as if set forth in full herein, mutatis mutandis.  This Note constitutes an Ancillary Agreement, and the remedies expressly set forth in the Separation Agreement shall be the sole and exclusive remedies of the parties with respect to this Note.  If the Distribution Date does not occur by December 31, 2016, this Note shall be null and void ab initio.
Holder may not assign or transfer this Note (or any interest herein).  Subject to the preceding sentence, this Note will be binding upon and inure to the benefit of the parties hereto and their respective successors.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first written above.

EMERGENT BIOSOLUTIONS INC., as Maker

By:	/s/ Robert Kramer
Name:Robert Kramer
Title:Chief Financial Officer and Treasurer

APTEVO THERAPEUTICS INC., as Holder
By:	/s/ Marvin L. White
Name:Marvin L. White
Title:President and Chief Executive Officer